Exhibit 99.1

Hi everyone,

I hope you all had a healthy and safe holiday.

This is a hard message for me to send, and I wish I were writing with better news. We’ve made the difficult decision to reduce the size of our global workforce by 315 people, or approximately 11% of the company. This reduction, while painful, is necessary to implement the new strategies we’ve shared over the last few months.

Making hard choices for our long-term health
Last spring I made a commitment to all of you to preserve job security through 2020, and it was important to me that we honored that promise. But looking ahead at 2021 and beyond, it’s clear that we need to make changes in order to create a healthy and thriving business for the future.

Over the past year, we’ve talked a lot about the importance of running a tight ship and getting the company ready for the next stage of growth. This will require relentless focus on initiatives that align tightly with our strategic priorities, and having the discipline to pull back from those that don’t.

Unfortunately, this means that we’re reducing the size of some of our teams. I realize this is incredibly hard on the Dropboxers and their families who are impacted, and I take full responsibility for this decision. This is one of the toughest decisions I’ve had to make in my 14 years as CEO.

To each of you who are affected, I am truly sorry. Please know that this is not a reflection on you. You’ve played an important part in the Dropbox story, and I will always be grateful for everything that you’ve done for this company.

The steps we’re taking today are painful, but necessary. Our recent decisions regarding our new leadership structure and remote work policy have set us on the right path, and now we need to make sure our teams and investments also line up. For example, our Virtual First policy means we require fewer resources to support our in-office environment, so we’re scaling back that investment and redeploying those resources to drive our ambitious product roadmap.

These changes will lead to a more efficient and nimble Dropbox and help us focus on our top priorities for 2021: 1) evolving the core Dropbox experience that hundreds of millions of customers around the world rely on; 2) investing in new products built for distributed work; and 3) driving operational excellence. We have a huge opportunity in front of us as long as we move quickly and deliver for our customers.

Taking care of impacted employees
If you are an impacted employee, you will be notified by the end of your business day today through 1:1’s with your managers. NAMER employment will end on Thursday at 5:00 pm PST, and this timeline will vary internationally depending on regional practices. I’ll host a Town Hall on Jan 14th at 5:15pm PT for APJ, and on Jan 15th at 7am PT for EMEA, and 10am PT for NAMER. We’ve also published an FAQ on 99+.

Those leaving will be eligible to receive the following benefits and support:

a.Severance, equity, and bonus
i.In North America, employees will be eligible for up to three months of base pay

ii.Internationally, severance packages will vary depending on regional practices and statutory requirements
iii.Employees will receive their Q1 equity vest
iv.Those on the Corporate Bonus plan will instead be eligible to receive a lump sum transition payment equivalent to their 2020 bonus target at 100%
b.Healthcare
i.NAMER-based employees will be eligible for up to six months of COBRA
ii.All employees will be eligible for up to six months of Modern Health services
c.Devices
i.Impacted employees will have the option of keeping company devices (phones, tablets, laptops, and peripherals)
d.Job placement
i.Job placement services will be available at no cost

Saying goodbye to Olivia
Finally, I want to let everyone know that Olivia Nottebohm is stepping down from her role as Chief Operating Officer. Her last day will be February 5th. She’s played a pivotal role in setting us up for success in 2021, and I’m very grateful for her contributions. Olivia brought a critical eye to our go-to-market functions, championed our customers as we shifted to a fully distributed environment, and unified our sales, marketing, and support teams to create a more cohesive customer experience. She’s made a positive impact on the business, and we wish her all the best in her next adventure.

I know this is a hard day, and I want to thank everyone in advance for your kindness and professionalism as we navigate through it. Building Dropbox with all of you has been my life's work, and I’m sincerely grateful for every one of you and the role that you've played in the company.

Drew